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                                                               EXHIBIT 5



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ITT HARTFORD

          MICHAEL R. WINTERFIELD, FSA, MAAA  200 Hopmeadow Street
          Assistant Vice President           Simsbury, CT  06089
          Individual Annuity Product         Mailing Address: P.O. Box 2999
          Management                         Hartford, CT  06104-2999
                                             Telephone (860) 843-5480


April 1, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of a certain modified single premium variable life insurance policy (the "Policy") that will be offered and sold by ITT Hartford Life and Annuity Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in the Form S-6 Registration Statement accurately reflect reasonable estimates of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus included as a part of such Form S-6 Registration Statement.


Very truly yours,

/s/ Michael Winterfield

Michael Winterfield, FSA, MAAA
Director Individual Annuity Inforce Management

IHLA/Director Life/PCM Life/DW Select Dimensions Life